Exhibit (h)(iv)

SECOND AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of June 25,2014, to the Transfer Agent Servicing Agreement, dated as of September 9, 2010, as amended September 4, 2013 (the “Agreement”), is entered into by and between ENTREPRENEURSHARES SERIES TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Entrepreneur US Large Cap Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counte1pmts as of the date and year first written above.

ENTREPRENEURSHARES SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joel Shulman	By: /s/ Michael R. McVoy

Name: Joel Shulman	Name: Michael R. McVoy

Title: Managing Director	Title: Senior Vice President

Amended Exhibit A
to the
Transfer Agent Servicing Agreement – EntrepreneurShares Series Trust

Separate Series of EntrepreneurShares Series Trust

Name of Series

EntrepreneurShares Global Fund

Entrepreneur US All Cap Fund

Entrepreneur US Large Cap Fund

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